EXHIBIT 99.1
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SPIRE CORPORATION NEWS RELEASE


                           SPIRE CORPORATION APPOINTS
                 ROBERT S. LIEBERMAN AS CHIEF ACCOUNTING OFFICER

BEDFORD, MA -- (BUSINESS WIRE) -- December 10, 2009 - Spire Corporation (Nasdaq:
SPIR), a global solar company providing capital equipment to manufacture photovoltaic (PV) modules, turnkey manufacturing lines, and solar PV systems today announced the appointment of Robert S. Lieberman as Chief Accounting Officer in addition to his current role as Corporate Controller.

Mr. Lieberman, age 58, joined Spire Corporation on April 13, 2009 as the Corporate Controller. In his role as Chief Accounting Officer, he will have the added responsibility for accounting and financial oversight and strategic/governance participation. Mr. Lieberman is a graduate of Bernard M. Baruch College in New York and is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants, as well as the Boston Chapter of the Financial Executives International. Before joining Spire Corporation, from May 2004 to January 2008, Mr. Lieberman served as Senior Vice President and Chief Financial Officer for Millbrook Distribution Services, Inc., a division of United Natural Foods, where he was responsible for the development and oversight of the finance area. Previously, from April 1999 to December 2003, he was also Chief Financial Officer and Treasurer for Saleslink Corporation, a global supply chain management and eCommerce subsidiary of CMGI.

Roger Little, Chairman and CEO, said, "Mr. Lieberman brings a combination of financial, operational and business experience to the Executive Team. I am pleased that he has accepted the additional responsibilities of Chief Accounting Officer as he continues to expand his financial role. He is an accomplished financial executive with more than two decades of experience in both manufacturing and distribution business segments. Robert will provide leadership and oversight for all aspects of the organization's overall financial function at Spire."

About Spire Corporation
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Spire Corporation is a global solar company providing capital equipment to manufacture PV modules, turnkey manufacturing lines and solar PV systems. Spire Semiconductor provides processing technology for Spire's silicon solar cell lines and produces gallium arsenide cells for solar concentrator systems. For corporate or product information, contact Spire Corporation at 781-275-6000, or visit www.spirecorp.com.

Contact
Christian Dufresne
CFO & Treasurer
781.275.6000

Certain matters described in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

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